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                         [LATHAM & WATKINS LETTERHEAD]


                                November 20, 1998


Orbital Imaging Corporation
21700 Atlantic Boulevard
Dulles, VA 20166


     Re:   Registration Statement on Form S-1


Dear Sir or Madam:

           We have acted as tax counsel to Orbital Imaging Corporation, a Delaware corporation (the "Company"), in connection with its registration of 150,000 warrants to purchase shares of common stock of the Company (the "Warrants") and its registration of 1,312,746 shares of common stock of the Company that are issuable upon exercise of the Warrants (the "Common Stock") pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on November 20, 1998 (and as so amended as of the time it becomes effective) (the "Registration Statement").